UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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ICT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ICT GROUP, INC.

100 Brandywine Boulevard

Newtown, Pennsylvania 18940

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

MAY 30, 2008

TO THE SHAREHOLDERS OF

ICT GROUP, INC.

Notice is hereby given that the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of ICT GROUP, INC. (the “Company” or “ICT”) will be held at the Company’s executive offices, 100 Brandywine Boulevard, Newtown, Pennsylvania 18940 on May 30, 2008, at 9:00 a.m., local time, for the following purposes:

1.	To elect two directors;

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record as of the close of business on April 14, 2008 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. A list of shareholders of the Company as of the close of business on April 14, 2008 will be available for inspection during normal business hours for ten days prior to the Annual Meeting at the Company’s executive offices at 100 Brandywine Boulevard, Newtown, Pennsylvania 18940.

By Order of the Board of Directors,

Jeffrey C. Moore

Secretary

Newtown, Pennsylvania

April 28, 2008

EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER DECIDES TO ATTEND THE ANNUAL MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE HIS OR HER SHARES IN PERSON.

ICT GROUP, INC.

100 Brandywine Boulevard

Newtown, Pennsylvania 18940

PROXY STATEMENT

FOR

2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

MAY 30, 2008

General Information on the Meeting

This proxy statement and the accompanying form of proxy are being mailed on or about April 28, 2008 to the shareholders of ICT GROUP, INC. (the “Company” or “ICT”). These materials are being furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Company’s executive offices, 100 Brandywine Boulevard, Newtown, Pennsylvania 18940 on May 30, 2008, at 9:00 a.m., local time, and at any adjournments thereof.

The entire cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

Voting at the Meeting

Only shareholders of the common stock of the Company, par value $0.01 per share (“Common Stock”), of record at the close of business on April 14, 2008 are entitled to notice of, and to vote at, the Annual Meeting. As of April 14, 2008, there were 15,878,738 shares of Common Stock outstanding. Each shareholder entitled to vote shall have the right to one vote for each share of Common Stock held in such shareholder’s name.

The Company presently has no other class of stock outstanding and entitled to vote at the Annual Meeting. Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a shareholder may authorize the voting of his or her shares at the Annual Meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast (in other words, nominees with the highest number of votes are elected). All other matters to be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of the majority of the votes cast with respect to that matter. A properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether a quorum is present, is not considered a vote cast and will have no effect on the vote. Similarly, a broker “non-vote” on any matter (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from that beneficial owner and those matters are matters with respect to which the broker has no discretion to vote without instructions) will have no effect on the outcome of the vote on that matter.

The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each shareholder’s directions. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted “FOR” the: (1) election of the nominees listed herein under “Election of Directors” and (2) ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

Execution of the accompanying proxy will not affect a shareholder’s right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke the proxy by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with the Company’s transfer agent in the name of a broker or bank, you must secure a proxy from your broker or bank assigning voting rights to you for your shares of Common Stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of six members and is divided into three classes, each consisting of two directors. One class of directors is elected each year to hold office for a three-year term and until the election and qualification of his successor or until his death, removal or resignation. At the Annual Meeting, two directors will be elected for the class with a term expiring at the Annual Meeting. The term of office for the directors elected at the Annual Meeting will expire at the 2011 annual meeting of shareholders.

The Board of Directors has nominated Donald P. Brennan and Gordon J. Coburn, current members of the Board of Directors, for election as directors at the Annual Meeting.

The nominees have consented to be named and to serve if elected. Unless otherwise instructed by the shareholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The Board of Directors believes the nominees will be able to serve as directors. If this should not be the case, however, the proxies may be voted for substitute nominees to be designated by the Board of Directors. The Board of Directors recommends a vote FOR the nominees.

Nominees for Election with Terms Expiring in 2008

Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships
Donald P. Brennan	67	Donald P. Brennan has served as Vice-Chairman and a director of the Company since April 1987. He also serves as a director of Eurotel Marketing Limited and ICT Australia PTY Ltd, both of which are subsidiaries of the Company. Mr. Brennan has been a private investor since December 1998. From February 1996 to December 1998, he was an Advisory Director of Morgan Stanley & Co. Incorporated. In addition, Mr. Brennan served as a Managing Director and Head of the Merchant Banking Division of Morgan Stanley & Co. Incorporated from 1986 until his retirement in February 1996, and he also has served as Chairman of Morgan Stanley Capital Partners III, Inc., Chairman of Morgan Stanley Leveraged Equity Fund II, Inc., Chairman of Morgan Stanley Venture Partners and a director of Morgan Stanley & Co. Incorporated.

Gordon J. Coburn	44	Mr. Coburn has been a director of the Company since August 2005. He has been Chief Financial and Operating Officer of Cognizant Technology Solutions Corporation (“Cognizant”) since January 2007. From December 2003 through December 2006, Mr. Coburn served as Executive Vice President and Chief Financial Officer of Cognizant. Mr. Coburn also serves as Treasurer of Cognizant, a position he has held since March 1998. From November 1999 to December 2003, Mr. Coburn served as Senior Vice President, and from 1996 to November 1999 served as Vice President, of Cognizant. He served as Senior Director – Group Finance & Operations for Cognizant Corporation from November 1996 to December 1997. From 1990 to October 1996, Mr. Coburn held key financial positions with The Dun & Bradstreet Corporation. Mr. Coburn also serves as a director of the Corporate Executive Board Company (Nasdaq: EXBD) which provides research, decision support tools and education to executives.

Directors Continuing in Office with Terms Expiring in 2009

Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships
John J. Brennan	64	Mr. Brennan has served as Chairman, Chief Executive Officer and a director of the Company since April 1987, when he managed the buyout of ICT’s predecessor company, International Computerized Telemarketing, Inc., from Decision Industries Corporation (“DIC”). He also served as President of the Company from April 1987 to June 2001 and again since January 2003. Mr. Brennan was employed by DIC from May 1983 to March 1987 and over that period served as Vice President of Product Marketing, Vice President of Corporate Planning and Business Development and President of its subsidiary, International Computerized Telemarketing.

John A. Stoops	54	Mr. Stoops has been a director of the Company since 1996. He has been Vice President of Channel Marketing for Encore Marketing International since March 2008. He was Director of International Marketing for Scholastic Direct to Home from January 2006 until March 2008 and prior to that was an independent marketing consultant since June 2001. Mr. Stoops had been Vice President of Scholastic Direct to Home from June 1999 to June 2001. From January 1995 to May 1999, Mr. Stoops was Vice President of Books for American Express Publishing Corporation. From November 1990 to September 1994, Mr. Stoops was President of Atlas Editions, U.S.A.

Directors Continuing in Office with Terms Expiring in 2010

Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships
Bernard Somers	59	Mr. Somers has been a director of the Company since 1996. He has been a partner of Somers & Associates, Chartered Accountants, located in Dublin, Ireland, since 1988. Mr. Somers currently serves as a director of Eurotel Marketing Limited, a subsidiary of the Company and of Allied Irish Banks, p.l.c., a banking and financial services company headquartered in Ireland.

Seth J. Lehr	51	Mr. Lehr has been a director of the Company since 2000. He has been a partner of LLR Equity Partners, L.P., a private equity firm located in Philadelphia, Pennsylvania since 1999. From 1992 to 1999, Mr. Lehr was employed by Legg Mason Wood Walker, a Baltimore-based investment banking firm, and held the position of Managing Director and Group Head of the Investment Bank Division.

General Information Concerning the Board of Directors and its Committees

During 2007, the Board of Directors of the Company met on nine occasions and acted twice by unanimous written consent. The board annually elects from its members an Audit Committee, Compensation Committee and Nominating Committee. Each director attended at least 75% of the board and applicable committee meetings during 2007.

The board has determined that Gordon Coburn, Seth Lehr, Bernard Somers and John Stoops are independent directors (as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934). The independent directors met in executive session two times during 2007.

Audit Committee.    The Audit Committee, comprised of Bernard Somers (Chairman), Seth Lehr and Gordon Coburn, met five times during 2007 and acted once by unanimous written consent. All members of the Audit Committee are independent under applicable Nasdaq and Securities and Exchange Commission (“SEC”) rules. In addition, the board has determined that all members of the Audit Committee qualify as “audit committee financial experts” as defined by the SEC in Item 407(d)(5) of Regulation S-K. The Audit Committee operates under a formal charter adopted by the board that governs its duties and standards of performance. A current copy of the charter, as most recently amended in February 2007, is available on the Company’s website at www.ictgroup.com in the Investors section under Corporate Governance. The Audit Committee appoints the Company’s independent registered public accounting firm, oversees their independence and monitors the integrity of the Company’s financial reporting process and system of internal controls. The Audit Committee meets quarterly with the Company’s principal financial and accounting officers and independent registered public accounting firm to review the scope of auditing procedures, the Company’s policies relating to internal auditing and accounting procedures and controls, and to discuss results of the quarterly reviews and the annual audit of the Company’s consolidated financial statements. The Audit Committee is also responsible for reviewing related party transactions under the Company’s related party transactions policy.

Compensation Committee.    The Compensation Committee, comprised of John Stoops (Chairman) and Gordon Coburn, met eight times during 2007 and acted once by unanimous written consent. All members of the Compensation Committee are independent under applicable Nasdaq and SEC rules. The Compensation Committee is responsible for approving the compensation of our executive officers, including their base salaries, target incentive awards under our short- and long-term incentive plans and equity awards under our equity plan, as well as for approving the performance criteria and determining the achievement levels and payouts for our executive officers under our incentive plans. The Compensation Committee does not presently operate under a formal charter. A more complete description of the role and activities of the Compensation Committee can be found in the Compensation Discussion and Analysis section of this proxy statement.

Nominating Committee.    The Nominating Committee, composed of independent directors Seth Lehr (Chairman) and John Stoops met once in 2007 and acted once by unanimous written consent. The Nominating Committee operates under a formal charter adopted by the board that governs its duties and standards of performance. A copy of the charter is available on the Company’s website in the Investors section under Corporate Governance. The Nominating Committee is responsible for considering and recommending to the board the appropriate size and membership of the board and its committees, recommending nominees for the board and its committees and monitoring director performance throughout the year. The Nominating Committee has the authority to retain consultants and advisors, including search firms to identify and evaluate candidates for the board. The Nominating Committee has not established minimum qualifications for board members but may do so in the future. Board candidates are considered based upon various criteria, such as their business and professional skills and experiences, personal integrity and judgment, and skills and qualifications that complement the skills and qualifications of other board members. The Company has in the past, and the Nominating Committee may in the future, engage a third party search firm to identify candidates for the board. After evaluating the performance and contribution of the incumbent directors, the Nominating Committee recommended that the board nominate Messrs. Donald Brennan and Gordon Coburn for election at the Annual Meeting.

Shareholder Nominees for Director.    The Nominating Committee will consider a shareholder’s nominees for election to the board in 2009 if the suggestion is made in writing, includes biographical data and a description of the nominees’ qualifications and is accompanied by the written consent of each nominee. Any such suggestion for nominees must be mailed to the Secretary of the Company at its corporate offices and received by the

Secretary no later than December 1, 2008. Shareholder nominees for the board will be evaluated in the same manner as other candidates considered by the Nominating Committee. After full consideration, the shareholder proponent will be notified of the board’s decision.

Shareholder Communication with Board Members.    Any shareholder who wishes to communicate with the board, or one or more specific members of the board or committees of the board, should communicate in a writing addressed to the Secretary of the Company at its corporate offices. The Secretary of the Company has been instructed by the board to promptly forward all such communications to the specified addressee.

Board Member Attendance at Annual Meetings.    The Company expects all directors to attend the Annual Meeting. All directors, other than Mr. Lehr, attended the annual meeting of shareholders held in 2007.

Compensation of Directors

During 2007, non-employee directors were paid an annual fee of $25,000 and, in addition, directors’ fees of $2,500 for each quarterly board meeting and each special board meeting attended. The Chairman of the Compensation Committee received $2,000 for each committee meeting attended and the other member of the Compensation Committee received $1,250 for each committee meeting attended. The Chairman of the Audit Committee received $3,500 for each committee meeting attended and the other members received $1,500 for each committee meeting attended. Directors received the same meeting fee for board and committee meetings attended in person or by telephone; however, for telephonic board or committee meetings of less than one hour, directors receive a reduced fee of $500 per meeting. In addition, directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings.

Under the 2006 Non-Employee Director Plan approved by shareholders in May 2006, non-employee directors receive 7,500 restricted stock units (RSUs) upon initial election to the board and 2,500 RSUs on the date of each annual meeting of shareholders. The RSUs vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant, if the director continues to provide service to the Company on the relevant vesting date. Payment with respect to RSUs is made in shares of Common Stock.

Prior to 2006, each non-employee director received an option to purchase 15,000 shares of Common Stock upon initial election to the board, exercisable with respect to fifty percent (50%) of the shares on the date of grant and exercisable with respect to the remaining fifty percent (50%) of the shares on the first anniversary of the date of grant if the director continued to be a member of the board through that date. These initial options had an exercise price equal to the fair market value of the Common Stock on the date of grant and expired ten years after issuance. In addition, each non-employee director was granted an option to purchase 5,000 shares of Common Stock on the date of each annual meeting; these options vested on the first anniversary of the date of grant if the director continued to be a member of the board through that date, had an exercise price equal to the fair market value of the Common Stock on the date of grant and expire ten years after issuance.

2007 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Total ($)
Donald P. Brennan	48,750	48,863	—	97,613

Gordon J. Coburn	63,000	48,863	—	111,863

Seth J. Lehr	49,500	48,863	—	98,363

Bernard Somers	66,250	48,863	—	115,113

John A. Stoops	60,000	48,863	—	108,863

(1)	This column reports the amount of cash compensation earned in 2007 for board and committee service for ICT Group, Inc. Additionally, Mr. Brennan and Mr. Somers received directors’ fees for service on the Board of Directors of Eurotel Marketing Limited.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes in 2007 with respect to RSU awards, computed in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment (“SFAS 123R”). The grant date fair value is computed in accordance with SFAS 123R and is based on the closing sale price of the Common Stock as reported by Nasdaq on the date of grant. In May 2007, each director received 2,500 RSUs with a grant date fair value of $18.21. These RSUs vest over a two year period with the first tranche vesting in May 2008 and the second tranche vesting in May 2009. In May 2006, each director received 2,500 RSUs with a grant date fair value of $27.75. These RSUs vest over a two year period with the first tranche vesting in May 2007 and the second tranche vesting in May 2008.

(3)	We ceased granting stock options to non-employee directors at the end of fiscal year 2005. The following directors have outstanding option awards as of December 31, 2007: Mr. Brennan (25,000), Mr. Coburn (15,000), Mr. Somers (25,500) and Mr. Stoops (21,500). No amounts of compensation expense were recognized during 2007 for these awards as they were fully vested as of December 31, 2006.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position
John J. Brennan	64	Chairman, Chief Executive Officer and President

John D. Campbell	52	Executive Vice President, Global Sales

Guy T. Gray	45	President and Chief Operating Officer, International

Timothy F. Kowalski	47	President and Chief Operating Officer, Marketing and Technology Solutions

John L. Magee	54	President and Chief Operating Officer, North America

Vincent A. Paccapaniccia	50	Executive Vice President, Finance and Administration, Chief Financial Officer and Assistant Secretary

Pamela J. Goyke	52	Chief Information Officer and Senior Vice President Systems & Technology

Janice A. Jones	63	Senior Vice President, Corporate Support Services

Gail Lebel	44	Senior Vice President, Global Human Resources

Jeffrey C. Moore	52	Senior Vice President, General Counsel and Secretary

John J. Brennan’s employment background is described above under “Directors Continuing In Office with Terms Expiring in 2009.”

John D. Campbell has served as Executive Vice President, Global Sales of the Company since January 2003. Prior to that, Mr. Campbell was President of ICT Sales since January 1998. He served as President of ICT Domestic Sales from January 1997 to January 1998 and as Senior Vice President, Sales and Marketing from January 1990 to January 1998.

Guy T. Gray has served as President and Chief Operating Officer, International of the Company since October 2007 and as Executive Vice President, International of the Company from September 2007 to October 2007. Prior to joining the Company, Mr. Gray spent ten years at Cendant Corporation where he held several executive positions, including for the last two and one-half years, the position of Chief Operating Officer, Travel Link Group. For the

four years prior to that, he served as Senior Vice President of Contact Centers and Telecommunications and prior to that in positions of increasing responsibility within Cendant. From August 1989 to January 1996, Mr. Gray held positions of increasing responsibility in sales, sales management and product management at AT&T Corporation.

Timothy F. Kowalski has served as President and Chief Operating Officer, Marketing and Technology Solutions of the Company since October 2007 and as Executive Vice President, Marketing and Technology Solutions of the Company since January 2005. Prior to that, Mr. Kowalski was Executive Vice President, Technology and Planning since January 2003. Prior to that, Mr. Kowalski was President, CRM Technology Ventures and Senior Vice President Corporate Planning since December 2001. From February 2000 to November 2001, Mr. Kowalski served as President of the Company’s former wholly-owned subsidiary, iCT ConnectedTouch LLC. Mr. Kowalski was the Company’s Senior Vice President, Systems and Technology and Chief Information Officer from August 1997 to February 2000.

John L. Magee has served as President and Chief Operating Officer, North America of the Company since October 2007 and as Executive Vice President, Global Operations of the Company since January 2003. Prior to that, Mr. Magee was President, ICT North American Services, since January 2001 and was President of ICT TeleServices Division since January 1996. He was the Company’s Executive Vice President, Operations from January 1994 to January 1996. From November 1987 to January 1994, he served as the Company’s Senior Vice President, Operations.

Vincent A. Paccapaniccia has served as Executive Vice President, Finance and Administration of the Company since January 2003 and as Chief Financial Officer and Assistant Secretary since August 1998. From July 1998 until January 2003, Mr. Paccapaniccia was the Company’s Senior Vice President, Finance. From January 1996 to July 1998, he served as Vice President of Finance.

Pamela J. Goyke has served as the Company’s Chief Information Officer and Senior Vice President Systems and Technology since October 2000. Prior to joining the Company, Ms. Goyke served as Senior Manager for Ernst & Young LLP, in its High Growth Customer Relationship Management Practice from 1999 to 2000. She held several senior management positions with Electronic Data Systems from 1981 to 1998, including Divisional Vice President and Divisional Chief Information Officer.

Janice A. Jones has served as the Company’s Senior Vice President, Corporate Support Services since January 2003. Prior to that, Ms. Jones was the Company’s Senior Vice President, Quality Management and Development since September 1999 and served as Vice President, Quality Assurance from 1996 to 1999.

Gail Lebel has served as the Company’s Senior Vice President, Global Human Resources since October 2006. From June 2005 to September 2006, Ms. Lebel was Senior Vice President, International Human Resources for the Company. Prior to joining the Company, Ms. Lebel spent seven years as Regional Director Human Resources for Cendant Corporation’s Contact Center Division.

Jeffrey C. Moore has served as the Company’s Senior Vice President, General Counsel and Secretary since December 2003. From October 1996 until December 2003, Mr. Moore served as General Counsel and later Vice President and General Counsel of Kulicke & Soffa Industries, Inc., a chip assembly and test interconnect company.

The executive officers are elected or appointed by the board to serve until election or appointment and qualification of their successors or their earlier death, resignation or removal.

The Company has adopted a Code of Conduct that applies to the directors, officers and employees of the Company, and a Code of Ethics for the Company’s Chief Executive Officer and senior financial officers. Both documents are available on the Company’s website at www.ictgroup.com in the Investors section under Corporate Governance. To the extent that there are any waivers of, or amendments to, either code, we intend to report the waiver or amendment in the Investors section of our website. You may also request these documents in print form by contacting the Legal Department of ICT Group, Inc., 100 Brandywine Boulevard, Newtown, Pennsylvania 18940. The information on the Company’s website is not and should not be considered as part of this proxy statement and is intended to be an inactive textual reference only.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2008 (except as otherwise noted) regarding the beneficial ownership of Common Stock (i) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table included elsewhere in this proxy statement and (iv) by all current executive officers and directors of the Company as a group.

Executive Officers and Directors

Name	Number of Shares Beneficially Owned(1)	Percentage of Class(2)
John J. Brennan(3)	6,012,857	37.6%

Donald P. Brennan(4)	4,528,750	28.5%

Gordon J. Coburn(5)	18,750	*

Seth J. Lehr(5)	3,750	*

Bernard Somers(5)	36,250	*

John A. Stoops(5)	27,250	*

John L. Magee(6)	98,529	*

John D. Campbell(7)	54,346	*

Timothy F. Kowalski(8)	12,330	*

Vincent A. Paccapaniccia(9)	47,790	*

All executive officers and directors as a group (15 persons)(10)	6,292,557	38.8%

Other Beneficial Owners

Name	Number of Shares Beneficially Owned(1)	Percentage of Class(2)
Sterling Capital Management LLC(11)	1,558,862	9.8%
Two Morrocroft Centre
4064 Colony Road, Suite 300
Charlotte, NC 28211

Lord, Abbett & Co. LLC(12)	1,237,378	7.8%
90 Hudson Street
Jersey City, NJ 07302

Bank of America Corporation(13)	1,182,461	7.5%
100 North Tryon Street, Floor 25
Bank of America Corporate Center
Charlotte, NC 28255

Eileen Brennan Oakley(14)	1,178,166	7.4%

Mac-Per-Wolf Company(15)	816,300	5.2%
311 S. Wacker Dr., Suite 6000
Chicago, IL 60606

Janus Capital Management LLC(16)	806,500	5.1%
Janus Small Cap Value Fund
151 Detroit Street
Denver, Colorado 80206

*	Less than one percent

(1)	Nature of ownership consists of sole voting and investment power unless otherwise indicated. The number of shares indicated includes shares issuable upon the exercise of outstanding stock options or the vesting of RSUs held by each individual or group to the extent such options are or will be exercisable, or RSUs vested, as of, or within 60 days after, March 31, 2008.

(2)	The percentage for each individual or group is based on the aggregate number of shares outstanding as of March 31, 2008 of 15,878,738 and all shares issuable upon the exercise of outstanding stock options or the vesting of RSUs held by such individual or group to the extent such options are or will be exercisable, or RSUs vested, as of, or within 60 days after, March 31, 2008.

(3)	Consists of (i) 4,500,000 shares of Common Stock over which John J. Brennan and Donald P. Brennan share dispositive power and certain voting power, (ii) 94,213 issued and outstanding shares of Common Stock over which John J. Brennan exercises voting control pursuant to certain Voting Agreements entered into by and among current and former employees of the Company, John J. Brennan and the Company, (iii) 1,281,444 issued and outstanding shares of Common Stock, (iv) 25,200 issued and outstanding shares of Common Stock held jointly with John Brennan’s wife, (v) 99,500 shares of Common Stock issuable pursuant to exercisable stock options issued in John Brennan’s name and (vi) 12,500 RSUs, the receipt of which was deferred by John J. Brennan.

(4)	Consists of (i) 4,500,000 shares of Common Stock over which John J. Brennan and Donald P. Brennan share dispositive power and certain voting power and (ii) 28,750 shares of Common Stock issuable pursuant to exercisable stock options and the vesting of RSUs issued in Donald Brennan’s name. Does not include 489,584 shares of Common Stock held by grantor retained annuity trusts over which Donald Brennan, the grantor, is precluded from exercising any power, including the power to vote or dispose of such shares. The address of this shareholder is 100 Brandywine Boulevard, Newtown, PA 18940.

(5)	Includes or consists of shares issuable pursuant subject to exercisable stock options and the vesting of RSUs in the following amounts: Mr. Coburn (17,500); Mr. Lehr (2,500); Mr. Somers (28,000) and Mr. Stoops (24,000).

(6)	Includes 27,400 shares of Common Stock issuable pursuant to exercisable stock options and 71,129 issued and outstanding shares of Common Stock, over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(7)	Includes 51,400 shares of Common Stock issuable pursuant to exercisable stock options and 2,946 issued and outstanding shares of Common Stock, held jointly with Mr. Campbell’s spouse and over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(8)	Includes 11,450 shares of Common Stock issuable pursuant to exercisable stock options and 880 issued and outstanding shares of Common Stock over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(9)	Includes 22,000 shares of Common Stock issuable pursuant to exercisable stock options and 3,490 issued and outstanding shares of Common Stock, over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(10)	Includes 341,650 shares of Common Stock issuable pursuant to exercisable stock options and the vesting of RSUs.

(11)	In a Schedule 13G reporting beneficial ownership as of December 31, 2007, Sterling Capital Management LLC reported that it is an investment advisor with the sole power to vote and dispose of these shares.

(12)	In a Schedule 13G reporting beneficial ownership as of December 31, 2007, Lord, Abbett & Co. LLC reported that it is an investment advisor with the sole power to dispose of all of these shares and the sole power to vote 1,046,541 of these shares.

(13)	In a Schedule 13G reporting beneficial ownership as of December 31, 2007 and filed jointly by Bank of America Corporation and a number of its subsidiaries, Bank of America Corporation reported that it and subsidiary NB Holdings Corporation share the power to dispose of all of these shares and share the power to vote 1,037,194 of these shares.

(14)	Consists of 1,178,166 issued and outstanding shares of Common Stock held subject to various trusts over which Ms. Oakley has voting control.

(15)	In a Schedule 13G reporting beneficial ownership as of December 31, 2007, Mac-Per-Wolf Company reported that it is a parent holding company filing on behalf of subsidiaries: (a) Perkins, Wolf, McDonnell and Company LLC., an investment advisor which shares the power to vote and dispose of 806,500 of these shares (which may be included with shares reported by Janus Capital Management LLC); and (b) PWMCO, LLC, a broker dealer and investment advisor with the sole power to vote and dispose of 9,800 of these shares.

(16)	In a Schedule 13G reporting beneficial ownership as of December 31, 2007 and filed jointly by Janus Capital Management LLC and Janus Small Cap Value Fund, Janus Capital Management reported that it is an investment advisor and minority owner of Perkins, Wolf, McDonnell and Company and shares the power to vote and dispose the 806,500 shares also reported by Perkins, Wolf and that Janus Small Cap Value Fund is an investment company which owns 797,500 of these shares.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers, in particular the named executive officers who are identified in the Summary Compensation Table that follows. The Compensation Committee of our Board of Directors, referred to as the Committee, seeks to achieve the following goals with our executive compensation programs: to attract, reward and retain executive officers and other key employees and motivate those individuals to achieve short term and long term corporate goals that enhance shareholder value. To meet these objectives, we have adopted the following overriding policies:

•	Pay compensation that is competitive with the practices of other leading companies providing outsourced customer services;

•	Pay for performance by setting challenging performance goals under our short- and long-term incentive programs that reward executives for exceptional performance; and

•

Provide the opportunity to receive significant incentives in the form of RSUs and other stock awards, in order to retain those individuals with the leadership abilities necessary for increasing long-term shareholder value while aligning the interests of our executive officers with those of our shareholders.

Our executive compensation program has three major elements which together comprise an executive’s total direct compensation: base salary, cash incentive awards for quarterly financial performance and achievement of individual management objectives under our Quarterly Incentive Plan, or QIP, and long term compensation under our Long-Term Incentive Plan, or LTIP, and our 2006 Equity Compensation Plan, or 2006 Equity Plan. Awards under the LTIP may be paid in cash or equity, including RSUs, and may be subject to vesting.

We also provide deferred compensation benefits to our executive officers under our nonqualified deferred compensation plan, described more fully in the section entitled “Non-Qualified Deferred Compensation” and severance and change in control benefits under employment agreements with our executive officers. The material terms of the employment agreements with our named executive officers are described more fully in the section entitled “Executive Employment Agreements.” We provide a 401(k) plan and medical benefits to executive officers on the same basis as our other full time employees and provide supplemental reimbursement to our executive officers for physical examinations and other wellness programs. We provide supplemental life insurance benefits equal to two times salary (subject to a maximum amount) and short and long-term disability insurance benefits that pay a percentage of the executive’s salary up to a maximum amount.

We have selected the foregoing elements of compensation because each addresses one or more of the principal objectives of our compensation policy. For instance, base salary and cash bonuses are set with the goal of attracting executives and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform, while our LTIP and equity grants under the 2006 Equity Plan are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

The Committee is responsible for approving the compensation of our executive officers, including their base salaries, target incentive awards under the QIP and LTIP and equity awards under the 2006 Equity Plan, as well as for approving the performance criteria and determining the achievement levels and payouts for our executive officers under the QIP and LTIP. Our Chief Executive Officer (“CEO”) attends meetings of the Committee and makes recommendations concerning our compensation programs, the target incentive awards for the executive team and the financial targets on which incentive payments are to be made. The CEO annually reviews the performance of our executive officers and makes recommendations to the Committee regarding annual adjustments to their base salary. The CEO also makes recommendations concerning the setting of, and achievement of, individual management objectives for executive officers. The Committee discusses the CEO’s recommendations, but retains the ultimate authority to set the compensation of our executive officers. In addition, while the Committee discusses the CEO’s compensation package with him in a general manner, it conducts its deliberations and makes its decisions with respect to his compensation without him present.

The Committee has the authority to engage its own independent advisors and compensation consultants to assist in carrying out its responsibilities. The Committee engaged Aon Consulting to assist in the development of the LTIP and in reviewing our March 13, 2006 employment agreement with the CEO.

Setting Executive Compensation

We use marketplace data, including review of compensation packages of executives in comparable positions with other publicly-held outsourced customer service and business process outsourcing companies, to set compensation levels for executive officers. In 2005, the Committee engaged Aon Consulting to assist in benchmarking executive compensation using data from peer group companies, published surveys and Aon’s internal databases, which the Committee used as a reference point for setting base salaries and the other elements of total direct compensation for 2006 and certain elements of compensation for 2007. The peer group used for the benchmarking study performed by Aon in 2005 consisted of the following companies: Aegis Communications Group, Inc.; APAC Customer Service Inc.; Convergys Corp.; Harte-Hanks, Inc.; NCO Group; RMH Teleservices, Inc.; Sitel Corp.; Sourcecorp Inc.; Startek Inc.; Sykes Enterprises, Inc.; Teletech Holdings, Inc.; and West Corp. In 2007, the Committee again engaged Aon Consulting to assist in benchmarking executive compensation using data from peer group companies, published surveys and Aon’s internal databases, which the Committee used as a reference point for setting base salaries for 2007 and for structuring the QIP and long term compensation for 2008. The peer group used for the 2007 study performed by Aon was modified to eliminate companies no longer public and to include more companies in related businesses with annual revenues similar to ours. The 2007 peer group consisted of the following companies: APAC Customer Service Inc.; Convergys Corp.; GSI Commerce Inc.; Harte-Hanks, Inc.; Igate Corp.; PeopleSupport Inc.; Premier Global Services, Inc.; Sapient Corp.; Startek Inc.; Sykes Enterprises, Inc.; Syntel Inc.; TechTeam Global, Inc.; and Teletech Holdings, Inc. We believe the 2007 peer group is representative of the companies with which we compete for executive talent.

Our goal is to target base salaries within the range of 85% to 115% of the midpoint of the range established based on marketplace data, including the benchmarking study performed by Aon. In determining base salary, the Committee considers other factors such as job performance, skill set, the executive’s time in his or her position, internal consistency regarding pay levels for similar positions or skill levels within the Company and market conditions generally.

The Committee sets target incentive awards under the QIP and LTIP annually. As described more fully below, the Committee generally sets targets for performance awards under the QIP and LTIP that require significant year over year improvement in financial performance with the expectation that actual payments under these plans will result in total direct compensation for our executive officers that fall within 85% to 115% of the midpoint of total direct compensation reflected in the marketplace data, including the benchmarking studies performed by Aon. The target total direct compensation for particular executives may fall outside the target range in consideration of the factors discussed above, but the Committee seeks to insure that average target total direct compensation for the executive officers as a group falls within this range. In particular, the Committee believes that the target total direct compensation for the CEO should be set at a higher level (closer to the 75th percentile) in consideration of the breadth of his duties and responsibilities, which include responsibility as President, and in recognition of the extensive contributions he has made to the Company during his long tenure with us.

We intend to update our compensation benchmarking study periodically and to continue to evaluate our executive compensation program in light of those updates.

Base Salary

The Committee reviews the base salaries of our executive officers annually, as provided for in their employment agreements and as part of our annual performance review process. The base salaries of all executive officers were increased in 2007 based on the criteria discussed above. The base salary of our CEO was increased 3% to $695,250 effective January 1, 2007. The base salaries for the other named executive officers were increased in July 2007 to the following amounts – John Campbell ($257,500), John Magee ($360,000), Vincent Paccapaniccia ($286,000) and Timothy Kowalski ($268,000) – representing increases of between 3% and 8%. The base salary of our CEO represents approximately 33% of his target total direct compensation and the base salaries for our other executive officers generally represent between 40% and 45% of their target total direct compensation.

In February 2008, our CEO proposed a temporary reduction in his annual base salary from $695,250 to $500,000 per annum commencing March 1, 2008 and ending December 31, 2008. He made this proposal with the purpose of reducing our 2008 compensation expense. The Committee accepted this proposal, recognizing that it is not intended to reflect any critical view of the CEO’s performance. Under this arrangement, any bonus payable under the QIP for each quarter of 2008 will be based on the salary actually earned by the CEO during that quarter, but long term compensation for 2008 will be based upon the CEO’s original, unreduced salary as in effect on January 1, 2008. In addition, any reference in the CEO’s Employment Agreement to base salary or salary (for example, in Section 3 (Term), Section 6 (Severance) and Section 8 (Death)) shall be deemed to refer to the CEO’s original, unreduced salary as in effect on January 1, 2008. On January 1, 2009, the CEO will resume receiving his original, unreduced base salary as it may be adjusted by the Committee pursuant to the CEO’s Employment Agreement.

Also in February 2008, the base salary of John Campbell was increased 10% to $283,250, effective January 1, 2008, in order to align his base salary and total cash compensation to the midpoint of the range disclosed in Aon’s 2007 study and the base salary of Timothy Kowalski was increased 5% to $281,400, effective January 1, 2008, in consideration of his increased responsibilities as President of the Marketing & Technology Services Division and to better align his base salary with our other division presidents.

Cash Incentive Awards Under the QIP

We provide cash incentive awards to executive officers under the QIP. The QIP is governed by the terms of the Company’s Incentive Plan. The Incentive Plan provides for cash payments for achievement of quarterly and annual goals. Under the Incentive Plan, the CEO recommends objective performance goals and threshold and maximum award amounts for each executive officer. The objective performance goals may be based on financial targets for the Company as a whole or for the executive’s business unit, as well as on individual management objectives that reflect important business goals, such as cost reduction or business expansion. The Committee is free to accept or modify the CEO’s recommendations. The maximum award amount for each executive is principally based upon the executive’s job level – the higher the level of responsibility of the executive within the Company, the greater the cash incentive portion of that executive’s total cash compensation. To help achieve our goal of retaining key talent, participants in the QIP must be actively employed with us at the time of payment to receive an award, unless the Committee determines otherwise. The Committee sets the QIP performance goals and award amounts for each year during or before the Committee’s regularly scheduled meeting in February of that year. Cash incentives under the QIP represent approximately 33% of the target total direct compensation of our CEO and between 33% and 45% of the target total direct compensation of our other executive officers.

The Committee believes that a substantial portion of each executive’s QIP award should be based upon the achievement of financial goals that are important to our shareholders. The Company and the Committee believe that our shareholders value and measure us based principally on earnings and thus incentive targets based upon increasing net income, earnings before tax or earnings per share (EPS) are the most appropriate targets. For the past several years, one of our principal goals has been to grow earnings faster than revenue by increasing our operating margin, which is the ratio of operating income to revenue. The quarterly earnings targets for the QIP have been set with this goal in mind, so as to incentivize achievement of our operating margin goals. The

Committee also believes that most, if not all, of our CEO’s QIP award should be based upon the achievement of quarterly earnings targets while the goals relating to the QIP awards for other executive officers should be allocated between achievement of quarterly earnings targets and achievement of individual management objectives that are quantifiable and tailored to the executive’s specific responsibilities and skill set.

The QIP for 2007, and the goals it contemplated, were consistent with the overall objectives discussed above. At the February 2007 meeting, the Committee determined that corporate earnings before tax, or EBT, would be used as the financial target for all executive officers and it set threshold and maximum EBT targets for each quarter. EBT was chosen as the earnings target, rather than net income or earnings per share, because most of our executives do not control our corporate tax rates, which can vary year to year and substantially impact income after tax. The threshold and maximum targets were, on average, 39% and 65%, respectively, above the EBT we achieved in the corresponding quarter of 2006. The Committee also set the maximum QIP award amounts for each executive officer, stated as a percentage of the base salary they earned during each fiscal quarter. For our named executive officers, those maximum award percentages were: John Brennan and John Campbell – 100%; John Magee, Vincent Paccapaniccia and Timothy Kowalski – 75%.

One hundred percent of our CEO’s QIP payment was based on achievement of the EBT targets. For all other executives, two-thirds of the QIP payment was based on achievement of the EBT targets (and with respect to John Campbell a combination of the EBT targets and sales targets) and one-third was based upon achievement of individual management objectives as to which performance was evaluated by the Committee at the middle and the end of the year. It is our intent to set individual management objectives to reach an average achievement level of 80% across the organization and achievement levels for executives may be proportionally adjusted to achieve that overall goal. In addition, greater weighting may be given to achievement during the first or second halves of the year. The portion of the QIP payment tied to quarterly EBT targets was allocated equally among the four quarters of the year with executives eligible to receive between 25% of the quarterly amount, if the threshold target was achieved, and 100% of that amount, if the maximum target was achieved, calculated on a straight line basis. No payment was made for a quarter if EBT was below the threshold level for that quarter. Unless the Committee determined that it was otherwise in our best interests to make payments with respect to the achievement of individual objectives, no payment was to be made for individual objectives unless at least one payment for quarterly EBT targets was earned. In February 2008, the Committee approved a partial payment with respect to the achievement of individual management objectives for 2007, notwithstanding that no payment for quarterly EBT targets had been earned or paid for 2007. The Committee took this action after considering the reasons for the failure to meet financial objectives in 2007 and the contributions made through achievement of these objectives and in a desire to retain and motivate management.

The individual objectives of our named executive officers related to their areas of responsibility were as follows:

Mr. Campbell – objectives related to developing and implementing tactical sales plans including strategies for key accounts and an enterprise wide sales approach for certain clients, achieving sales in excess of plan, developing strategic relationships to enhance service offerings to customers and reorganizing the sales department for greater efficiency and effect, among others.

Mr. Magee – objectives related to meeting call center capacity targets, improving client satisfaction, controlling labor costs, reducing attrition of call center agents, reducing service level credits assessed by clients and implementing home based agent programs, among others.

Mr. Paccapaniccia – objectives related to implementing a global treasury function, maintaining bank relationships and adding analyst coverage, effectively managing the Company’s cash flow, upgrading payroll systems and improving finance organization efficiencies, among others.

Mr. Kowalski – objectives related to enhancing customer satisfaction, identifying acquisition targets in the BPO and Marketing Services markets, developing and implementing business plans to insure revenue and margin targets were met, and reducing direct labor rates as well as staff costs, among others.

Our named executive officers were eligible to receive and earned the following amounts under the QIP for 2007:

Named Executive Officer	Base Salary $	Maximum QIP Award Amount $	Payment for EBT or Sales Targets $	Payment for Individual Objectives $	Total QIP Payment $
John Brennan	694,860	694,860	0	Not Applicable	0

John Campbell	253,606	253,606	38,609	33,991	72,600

John Magee	354,808	266,106	0	37,217	37,217

Vincent Paccapaniccia	275,096	206,322	0	28,856	28,856

Timothy Kowalski	263,846	197,885	0	27,841	27,841

All of the payments identified above were made after year-end.

In February 2008, the Committee approved the elements of the QIP for 2008 consistent with the objectives described above and with the elements of the QIP for 2007. The financial objectives for John Magee and Timothy Kowalski, who have business unit level responsibilities, will include business unit financial targets along with corporate EBT targets. The financial objectives for John Brennan, John Campbell and Vincent Paccapaniccia will be based on the same measures (though set at different levels) as were used in 2007. Greater weighting will be given to individual objective achievement in the second half of the year.

Long Term Compensation

We provide long term compensation to executive officers pursuant to the LTIP and the 2006 Equity Plan, both of which were approved by our board and shareholders in 2006. The Committee believes that the LTIP and 2006 Equity Plan, taken together, meet the objectives of retaining executives with the leadership abilities necessary to increase long-term shareholder value while aligning the interests of those executives with our shareholders.

As described more fully below, the LTIP promotes outstanding performance by having award value tied to performance over time and an executive retention incentive by having the award value determined, and the award itself then vest, over a period of years. The Committee has the discretion to pay LTIP awards in equity in order to align the interests of our executives with our shareholders. The LTIP provides for LTIP Performance Awards and Performance Vested RSU Grants, as described below. Unless the Committee determines otherwise or a participant’s employment or grant agreement provides otherwise, participants in the LTIP must be employed on the last day of the performance period to be eligible for an award for that performance period and must be employed at the time of vesting of an award in order to receive that award. However, the LTIP does provide for achievement, payment and vesting of awards in the event of death, disability, retirement or change in control, as more fully described in the section entitled “Potential Payments on Separation or Change in Control.” The Committee may permit participants to defer receipt of awards pursuant to our Nonqualified Deferred Compensation plan or another comparable deferred compensation plan.

Under the 2006 Equity Plan, the Committee may grant incentive and nonqualified stock options, shares of Common Stock, stock appreciation rights, RSUs and other stock – based awards to any of our employees, including our executive officers. In addition, the Committee has authorized our CEO to issue options or RSUs upon hiring or promoting certain senior level employees who are not executive officers, subject to specific guidelines on the amount and terms of each grant as well as a limit on the total number of shares that may be granted within a prescribed period. At March 31, 2008, approximately 323,000 shares were available for grant under the 2006 Equity Plan, including for equity grants under the LTIP. Equity awards under the 2006 Equity Plan typically vest or become exercisable over time; provided the executive is employed at the time of vesting. These time or service-based awards provide an executive retention incentive as well as motivate future performance and align the interests of our executives with our shareholders by providing an incentive to increase the value of our shares. The Committee expects that most grants under the 2006 Equity Plan to executive officers will be in the form of RSUs. The 2006 Equity Plan provides all participants certain rights and benefits upon disability, death, termination or change in control, including the vesting of outstanding equity grants in the event of a change in control (as defined in the 2006 Equity Plan).

In 2007, like 2006, target long-term compensation was comprised entirely of performance-based awards – LTIP performance awards for all executive officers including the CEO and a performance vested RSU grant for our CEO – all as described more fully below. The target LTIP performance award amounts for 2007 were 100% of base salary for our CEO and 50% of base salary for our other named executive officers. Aon Consulting’s 2007 benchmarking study indicated that most long-term compensation plans included time-based awards and recommended that the Committee consider dividing target long-term compensation equally between a performance-based award and a time-based award. Based upon Aon’s recommendation and in an effort to motivate future performance by, and retention of, our executive officers, the Committee decided that target long-term compensation for 2008 would be divided equally between a performance-based award and a time-based award. For 2008, our CEO’s total long-term compensation target award amount remains at 100% of base salary and is divided equally between the target amount for his LTIP performance award (50%) and his time-based award (50%), described below. For 2008, the total long-term compensation target award amount for our other named executive officers was raised to 75% of base salary and is also divided equally between the target amount for their LTIP performance awards (37.5%) and their time-based awards (37.5%), described below. The Committee intends to review target award amounts and the allocation between performance- and time-based awards annually against marketplace data to insure that the overall goals of our executive compensation program are being achieved.

LTIP Performance Awards

The LTIP provides for performance awards, set as a percentage of an executive’s base salary, that are earned for achievement of goals over a performance period of several years. At the beginning of each performance period, which is generally expected to be three calendar years, the Committee establishes threshold, target and stretch performance goals for each year of the performance period and corresponding threshold, target and maximum award amounts for achievement of those performance goals. The performance goals may be based upon a number of financial measures applicable to the Company as a whole or to the executive’s business unit, including EBT, EPS, earnings before interest, taxes, depreciation, and amortization (EBITDA), net cash flow and return on equity. Target award amounts for executives may be based on a number of factors including market competitiveness of the position, job level, past individual performance and expected contribution to future Company performance. Generally, each year in the performance period is measured on a stand-alone basis, with the Committee reviewing and certifying the achievement of performance goals and award amounts after the end of each year. To determine the level of achievement of the performance goals and the corresponding award amounts, the Committee may interpolate between the threshold, target and maximum levels. The awards so determined, which are expressed as a dollar amount, may be paid in any combination of cash, shares or RSUs as the Committee authorizes and may be subject to such vesting schedules as the Committee may impose. The Committee will use the fair market value of our Common Stock on the award date (typically in February of the year following the year for which the award was earned) to convert the award to shares or RSUs.

The Committee expects to approve three-year LTIP performance awards every year. In February 2006, the Committee approved target performance awards for the three-year period beginning January 2006 and ending December 2008 (the 2006 Plan), in February 2007 approved target performance awards for the three-year period beginning January 2007 and ending December 2009 (the 2007 Plan) and in February 2008 approved target performance awards for the three-year period beginning January 2008 and ending December 2010 (the 2008 Plan). The Committee has elected to use EBT targets as the performance goals for each of these Plans and has set those targets consistent with our operating margin goals. EBT was chosen as the performance goal for the same reason as EBT was chosen as the performance goal for the QIP, as discussed above. EBT goals for the remaining years in the 2006 Plan and 2007 Plan reflect significant year over year increases from the EBT we achieved in

2006 and, based on current business conditions and projections, will probably not be achieved. As a result, the target award amounts for these Plans are not reflected in the table below. The EBT targets for the 2008 Plan were set lower than the corresponding targets in the 2006 and 2007 Plans; however, the target EBT for fiscal 2008 reflects a very significant increase over the adjusted EBT we achieved in 20071 with the average year over year increase in target EBT for the three years of the 2008 Plan being approximately 131%.

The target award amounts for LTIP performance awards are expected to be allocated equally over the three years of each performance period and paid on an annual basis for achievement of the performance goals in each year. Our executives would have the ability to earn 50% of the target award amount for achievement of the threshold performance goal and 150% of the target award amount for achievement of the stretch performance goal. There is no payment for EBT below the threshold level. By setting the awards as a fixed number – a percentage of base salary – our executives can more easily determine the value of the award to them and we can more easily plan and measure the accounting cost of these awards to the Company. To the extent awards are paid in shares or RSUs, our executives share in the risks and rewards of share ownership, aligning their interests with those of our shareholders. In addition, since RSUs provide immediate value to executives once vested, while the value of stock options is dependent on future increases in the value of our Common Stock, we may be able to realize the same retention value from a smaller number of RSUs as compared to stock options.

Set forth in the table below are the threshold, target and stretch award amounts for our CEO and other named executive officers for the 2008 Plan, expressed as a percentage of base salary at January 1, 2008.

	CEO			All Other Named Executive Officers
	2008	2009	2010	2008	2009	2010
Threshold	8.33%	8.33%	8.33%	6.25%	6.25%	6.25%
Target	16.67%	16.67%	16.67%	12.50%	12.50%	12.50%
Stretch	25.00%	25.00%	25.00%	18.75%	18.75%	18.75%

Payments Under the 2006 and 2007 Plans:    No awards have been made to date under the 2006 and 2007 Plans because the threshold EBT levels for 2006 and 2007 under those plans were not achieved. Any award for achievement of 2008 EBT under the 2006 Plan, if earned, would be paid entirely in RSUs vesting 100% on the date of the award. The Committee may pay any awards earned under the 2007 Plan in cash or RSUs, with any award for achievement of 2008 EBT vesting in two equal, annual installments commencing on the award date in February 2009 and any award for achievement of 2009 EBT, if earned, vesting in a single installment on the award date in February 2010.

Payments Under the 2008 Plan:    The Committee may pay any awards earned under the 2008 Plan in cash or RSUs with any award for 2008 EBT vesting in three equal, annual installments beginning on the award date in February 2009, any award for 2009 EBT vesting in two equal, annual installments commencing on the award date in February 2010 and any award for 2010 EBT vesting in a single installment on the award date in February 2011.

Performance – Vested RSU Grants.

In addition to target awards described above, the Committee may award performance-vested RSU grants under the LTIP in the form of Common Stock or stock units which vest with reference to the performance goals specified by the Committee. The performance goals applicable to a particular performance-vested RSU grant do not have to be identical to the specific performance goals applicable to LTIP performance awards. Except as may be otherwise provided in the relevant performance-vested RSU grant award agreement, all performance-vested RSU grants will be subject to the terms and conditions applicable to LTIP performance awards described above.

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For comparison purposes, 2007 EBT was adjusted to eliminate the effect of tax charges and charges relating to restructuring and exit activities, litigation costs, a client claim and a write-off of M&A advisory costs incurred in 2007.

The Committee has authorized two performance–vested RSU grants to our CEO pursuant to the employment agreement we signed on March 13, 2006. One grant was contingent upon our EBT for 2006, the other contingent upon our EBT for 2007. Based upon our 2006 EBT, he received a total of 83,108 RSUs which vest in three equal, annual increments on the second, third and fourth anniversaries of the date of his employment agreement. Our CEO received no RSUs for 2007 EBT because the threshold level was not achieved.

Time-Based Awards.

For 2008, our executive officers received 50% of their long-term compensation award in the form of a time-based grant of RSUs. The number of RSUs comprising this time-based grant was computed by dividing the applicable target award amount (50% of base salary for our CEO and 37.5% of base salary for our other named executive officers, respectively) by the closing price of our shares on February 29, 2008 which resulted in the following awards of RSUs: John Brennan (40,460); John Campbell (12,370); John Magee (15,720); Timothy Kowalski (12,290) and Vincent Paccapaniccia (12,490). These RSU awards will vest in three equal, annual installments commencing March 1, 2009.

The Committee granted three time-based awards to our named executive officers in 2006. Pursuant to his employment agreement, our CEO received 100,000 RSUs on March 13, 2006, which vest in four equal, annual increments beginning on the first anniversary of the agreement. Vested units are paid 50% in cash, valued at the fair market value of our Common Stock on the vesting date and 50% in Common Stock. In the event that the amount of a vested award is payable at a time when some or all of such amount would be nondeductible under section 162(m) of the Internal Revenue Code (the “Code”), the CEO agreed to defer 50% of the amount until such time as the deferred amount can be paid without adverse tax consequences to the Company. The Committee also granted John Magee and Vincent Paccapaniccia 10,000 RSUs each, in recognition of their support of our public offering that closed in April 2006. These RSUs were granted on July 31, 2006 (two business days after we announced our financial results for the second quarter ended June 30, 2006) and vest in four equal, annual increments commencing one year after the grant date.

No time-based awards were issued in 2007.

Grant Process.

The Committee grants equity awards at its scheduled meetings or by unanimous written consent. Grants approved during scheduled meetings become effective as of the date of approval or a predetermined future date (for example, two business days after earnings are announced). Grants approved by unanimous written consent become effective as of the date all members sign the consent or as of a predetermined future date. All stock option grants have a per share exercise price equal to the fair market value of our Common Stock on the grant date. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock.

Adjustment of Performance Goals

The QIP and the LTIP give the Committee the authority to adjust performance goals and target awards to reflect, among other things, a change in corporate capitalization, a corporate transaction such as a merger, acquisition or reorganization, a change in applicable accounting rules or corporate laws or the occurrence of another extraordinary event. The Committee also has the discretion to adjust QIP performance goals and target awards to eliminate the effect of charges, such as restructuring and tax charges, that are not reflective of our ordinary operating results. The Committee makes such adjustments only when it considers them to be appropriate, necessary to properly motivate and reward executives, and in the best interests of the Company and its shareholders. In addition, the Committee considers the requirements of section 162(m) of the Code in making adjustments to awards under the LTIP. In 2006, following the completion of our public offering of Common

Stock, and disclosure of the impact the additional shares, partially offset by lower net interest expense, would have on our EPS for the balance of the year, the Committee marginally reduced the QIP targets for the second, third and fourth quarters of 2006 to reflect the disclosed impact on EPS and increased the EBT targets for each year of the 2006 LTIP (including years 2007 and 2008) to reflect the projected impact of the offering on EBT. Also in 2006, the Committee reduced the QIP target for fourth quarter of 2006 EPS by $.01 to reflect the costs associated with our acquisition of Proyectar Connect S.A. in November 2006 and increased the EBT targets for 2007 and 2008 of the 2006 Plan to reflect the projected impact of the acquisition on our EBT for those years. The Committee did not adjust QIP or LTIP performance goals or target awards in 2007.

The Committee also has the discretion to pay for achievement of individual management objectives under the QIP even if we do not achieve a payment for a quarterly earnings target under the QIP. The Committee exercised that discretion to make a partial payment for individual objectives for 2007.

Tax Considerations

Section 162(m) of the Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and four other most highly compensated executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers. The LTIP has been designed so that awards may be exempt from the deduction limit under section 162(m) for qualified performance-based compensation. In addition, certain awards under the 2006 Equity Plan would be exempt as qualified performance-based compensation. Moreover, executive officers may defer their cash compensation under our Nonqualified Deferred Compensation Plan in order to meet the limits on deductibility, and our CEO has specifically agreed to defer a portion of his compensation as described in “Time-Based Awards” above. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. We believe that approximately $300,000 of the compensation paid to our CEO for 2007 may be disallowed under Section 162(m) but that no part of the Company’s remaining tax deduction for compensation paid to the named executive officers for 2007 will be disallowed under Section 162(m).

The Committee will continue to monitor the tax consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2007 and, based on such review and discussions, has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

John A. Stoops, Chairman

Gordon Coburn

SUMMARY COMPENSATION

The following table shows compensation information for the years ended December 31, 2007 and December 31, 2006 for our named executive officers.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
John J. Brennan	2007	694,860	—	1,199,218	—	—	131,844	2,025,922
	2006	674,039	—	1,180,644	—	377,982	184,191	2,416,856

Vincent A. Paccapaniccia	2007	275,096	—	64,409	—	28,972	7,903	502,008
	2006	251,874	—	30,877	—	125,628	8,304	542,311

John L. Magee	2007	354,808	—	65,126	—	35,881	7,531	463,346
	2006	332,969	—	32,304	—	161,250	7,839	534,362

John D. Campbell	2007	253,606	—	3,877	—	69,293	4,951	331,727
	2006	247,093	—	7,788	—	188,264	4,851	447,996

Timothy F. Kowalski	2007	263,846	—	2,368	—	27,629	7,720	301,563
	2006	250,685	—	4,735	—	123,364	7,918	388,708

(1)	This column represents the dollar amount recognized for financial statement reporting purposes for each fiscal year presented with respect to RSUs for each of the named executives, computed in accordance with SFAS 123R. There were no RSUs or other stock awards granted prior to 2006 and no equity awards issued in 2007. These amounts reflect the Company’s compensation expense in 2006 and 2007 for the following RSU awards: (i) with respect to all named executive officers, an RSU award received in partial payment of an annual incentive for 2005; (ii) with respect to each of Messrs. Magee and Paccapaniccia, a 10,000 RSU award granted in 2006 and described in the Compensation Discussion and Analysis; and (iii) with respect to Mr. Brennan, a performance vested grant of 83,108 RSUs received for 2006 performance and a 100,000 RSU grant received in March 13, 2006, both pursuant to the employment agreement we signed in 2006 and as more fully described in the Compensation Discussion and Analysis. These amounts do not necessarily correspond to the actual value that will be recognized by the named executives. For information regarding the number of shares subject to 2007 awards, other features of the awards and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table.

(2)	All of the named executives have stock option awards which were fully vested at December 31, 2005 and thus no compensation expense was recognized for financial statement reporting purposes for 2006 and 2007 with respect to stock options.

(3)	This column represents the total cash incentive payments earned during the fiscal year pursuant to the QIP.

(4)	This column includes the following payments made in 2007: (i) Company contributions of $4,500 to the Company’s 401(k) tax – qualified employee savings and retirement plan on behalf of each of Messrs. Brennan, Paccapaniccia, Magee, Campbell and Kowalski; (ii) Company contributions to the Company’s nonqualified deferred compensation plan on behalf of each of Messrs. Brennan, Paccapaniccia, Magee and Kowalski in the amounts of $21,457, $3,403, $2,000 and $3,220, respectively; (iii) premiums paid by the Company in the amount of $65,859, $558 and $451 for life insurance on behalf of Messrs. Brennan, Magee and Campbell, respectively; (v) health benefits of $2,882 and $473 paid by the Company on behalf of Messrs. Brennan and Magee, respectively; (vi) lease payments paid by the Company in the amount of $15,113 for an automobile leased on behalf of Mr. Brennan; and (vii) financial planning services paid by the Company in the amount of $22,033 for the benefit of Mr. Brennan.

(5)	This column includes the following payments made in 2006: (i) Company contributions of $4,400 to the Company’s 401(k) tax – qualified employee savings and retirement plan on behalf of each of

Messrs. Brennan, Paccapaniccia, Magee, Campbell and Kowalski; (ii) Company contributions to the Company’s nonqualified deferred compensation plan on behalf of each of Messrs. Brennan, Paccapaniccia, Magee and Kowalski in the amounts of $41,392, $3,904, $2,000 and $3,518 respectively; (iii) premiums paid by the Company in the amount of $65,863, $558 and $451 for life insurance on behalf of Messrs. Brennan, Magee and Campbell, respectively; (iv) health benefits of $2,882 and $881 by the Company on behalf of Messrs. Brennan and Magee, respectively; (v) lease payments paid by the Company in the amount of $14,776 for an automobile leased on behalf of Mr. Brennan and (vi) financial planning services paid by the Company in the amount of $54,878 for the benefit of Mr. Brennan.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table details grants of plan based awards that were made to our named executive officers for the year ended December 31, 2007.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
			Threshold ($)	Target ($)	Maximum ($)
John J. Brennan	2/19/2007	(1)	173,715	434,288	694,860
	2/19/2007	(2)	347,625	695,250	1,042,875

Vincent A. Paccapaniccia	2/19/2007	(1)	51,581	128,951	206,322
	2/19/2007	(2)	66,250	132,500	198,750

John L. Magee	2/19/2007	(1)	66,527	166,316	266,106
	2/19/2007	(2)	87,500	175,000	262,500

John D. Campbell	2/19/2007	(1)	63,402	158,504	253,606
	2/19/2007	(2)	62,500	125,000	187,500

Timothy F. Kowalski	2/19/2007	(1)	49,471	123,678	197,885
	2/19/2007	(2)	65,000	130,000	195,000

(1)	Represents the potential value of the 2007 QIP for each named executive. The 2007 QIP had performance targets established for fiscal year 2007. The potential payouts are made in cash. All of the potential payments were performance-driven and therefore completely at risk. No payments were actually made for quarterly EBT targets though for the named executive officers other than Mr. Brennan, payments were made for achievement of individual objectives. A more specific description of the QIP and the payments actually made for 2007 can be found in the Compensation Discussion and Analysis.

(2)	Represents the potential value of the 2007 Plan under the LTIP for each named executive. The 2007 Plan has performance targets established for fiscal years 2007, 2008 and 2009. The potential payouts can be made in cash or RSUs, as determined by the Compensation Committee. All of the potential payments are performance-driven and therefore completely at risk. The threshold performance target for fiscal 2007 was not achieved, resulting in no payment for 2007, and the threshold performance targets for fiscal 2008 and 2009 are not likely to be achieved. A more specific description of the LTIP, including the 2007 Plan, can be found in the Compensation Discussion and Analysis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table shows all outstanding equity awards held by our named executive officers on December 31, 2007.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
		Exercisable
John J. Brennan	2/23/1999	33,800	3.40	2/23/2009	2/21/2006	(2)	2,320	27,724
	2/15/2000	44,000	10.71	2/15/2010	3/13/2006	(3)	75,000	896,250
	2/6/2001	28,200	8.75	2/6/2001	3/13/2006	(4)	83,108	993,141
	2/5/2002	27,300	16.90	2/5/2012

Vincent A. Paccapaniccia	2/15/2000	14,000	10.71	2/15/2010	2/21/2006	(2)	330	3,944
	2/6/2001	4,600	8.75	2/6/2011	7/31/2006	(3)	7,500	89,625
	2/5/2002	3,400	16.90	2/5/2012

John L. Magee	2/25/1998	15,500	4.88	2/25/2008	2/21/2006	(2)	431	5,150
	2/23/1999	12,800	3.40	2/23/2009	7/31/2006	(3)	7,500	89,625
	2/15/2000	7,000	10.71	2/15/2010
	2/6/2001	7,400	8.75	2/6/2011
	2/5/2002	5,000	16.90	2/5/2012

John D. Campbell	2/23/1999	11,100	3.40	2/23/2009	2/21/2006	(2)	549	6,561
	2/15/2000	25,200	10.71	2/15/2010
	2/6/2001	8,900	8.75	2/6/2011
	2/5/2002	6,200	16.90	2/5/2012

Timothy F. Kowalski	1/10/2000	5,000	10.63	1/10/2010	2/21/2006	(2)	334	3,991
	2/15/2000	2,550	10.71	2/15/2010
	2/5/2002	3,900	16.90	2/5/2012

(1)	All exercisable stock option awards are also fully vested as of December 31, 2007.

(2)	This award has a two-year vesting schedule with 50% vesting annually on the first two anniversaries of the date of grant.

(3)	This award has a four-year vesting schedule with 25% vesting annually on the first four anniversaries of the date of grant.

(4)	This award has a three-year vesting schedule with one-third vesting annually on the second, third and fourth anniversaries of the date of grant.

(5)	The indicated values were determined by multiplying the number of unvested awards shown in the table by $11.95, the closing price of the Company’s Common Stock on December 31, 2007.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by our named executive officers during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John J. Brennan(1)	—	—	2,320	413,099

Vincent A. Paccapaniccia(2)	—	—	2,830	49,286

John L. Magee(3)	1,700	12,436	2,931	52,288

John. D. Campbell(4)	—	—	549	16,322

Timothy F. Kowalski(5)	—	—	334	9,930

(1)	Upon the lapse of restrictions on RSUs, Mr. Brennan acquired 2,320 shares with a market price of $29.73 on February 21, 2007. On March 13, 2007, he received, in cash, the value of 12,500 shares with a per share market price of $27.53 (see “Time-Based Awards” in the Compensation Discussion and Analysis).

(2)	Upon the lapse of restrictions on RSUs, Mr. Paccapaniccia acquired 330 shares with a market price of $29.73 on February 21, 2007 and 2,500 shares with a market price $15.79 on July 31, 2007.

(3)	Mr. Magee exercised options to purchase 1,700 shares on October 25, 2007 with an exercise price of $4.88 and market price of $12.19. Upon the lapse of restrictions on RSUs, Mr. Magee acquired 431 shares with a market price of $29.73 on February 21, 2007 and 2,500 shares with a market price of $15.79 on July 31, 2007.

(4)	Upon the lapse of restrictions on RSUs, Mr. Campbell acquired 549 shares with a market price of $29.73 on February 21, 2007.

(5)	Upon the lapse of restrictions on RSUs, Mr. Kowalski acquired 330 shares with a market price of $29.73 on February 21, 2007.

Non-Qualified Deferred Compensation

The Company maintains a non-qualified deferred compensation plan, the ICT Group, Inc. Non-Qualified Retirement Plan (“Non-Qualified Plan”), which allows eligible employees, including executive officers, to voluntarily defer a portion of their cash compensation, until a date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. The amount participating employees are permitted to defer is limited based upon their job level. The maximum permitted deferrals for our CEO and the other named executive officers are 50% of the first $1,500,000 of compensation and 30% of the first $400,000 of compensation, respectively. Since 2001, the Company has made a matching contribution to the account of each participant in an amount equal to ten percent (10%) of the amount of such participant’s current year deferral under the Non-Qualified Plan. The contributions from this match vest in the employee’s account ratably over a period of three years measured from the employee’s first day of employment with the Company. After three years of employment, matching contributions vest immediately. Employees are fully vested in the amounts they defer, but withdrawals are not permitted until the termination of the Non-Qualified Plan, or the termination, disability or death of the participating employee. Other withdrawals are permitted for unforeseeable emergencies only. The Non-Qualified Plan is offered to higher level employees in order to allow them to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan.

The following table shows certain information for our named executive officers under the Non-Qualified Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
John J. Brennan	214,568	21,457	62,484	—	2,593,734

Vincent A. Paccapaniccia	34,031	3,403	26,027	(26,468)	233,902

John L. Magee	20,000	2,000	15,241	—	170,821

John D. Campbell	—	—	—	—	—

Timothy F. Kowalski	32,200	3,220	25,103	—	270,473

(1)	Represents amounts deferred under the Company’s Non-Qualified Plan and is based on each individual’s deferral election. Of these reported amounts, $101,173 for Mr. Brennan; $27,510 for Mr. Paccapaniccia; $15,078 for Mr. Magee; and $26,386 for Mr. Kowalski are also reflected in the Summary Compensation table.

(2)	Represents the Company match for amounts contributed by each individual. The Company match is equal to 10% of each individual’s contribution.

(3)	Represents the investment earnings for each individual.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans. All of the Company’s equity compensation plans have been approved by the Company’s shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)(3)
Equity compensation plans approved by security holders	769,796	$10.99	695,894
Equity compensation plans not approved by security holders	—	—	—
Total	769,796	$10.99	695,894

(1)	The weighted-average exercise price relates only to outstanding stock option awards.

(2)	This amount is comprised of 501,015 of outstanding stock options and 268,781 of unvested RSUs that have been awarded. The unvested RSUs have a weighted- average grant date fair value of $22.19.

(3)	The Company has two equity compensation plans with available securities for future issuance. Our 2006 Equity Plan had 593,394 shares of Common Stock available for future issuance as of December 31, 2007 and our 2006 Non-Employee Directors Plan had 102,500 shares of Common Stock available for future issuance as of December 31, 2007. Between December 31, 2007 and March 31, 2008, we granted awards under our 2006 Equity Plan of 281,450 RSUs (see “Time-Based Awards” in the Compensation Discussion and Analysis). In addition, approximately 10,850 shares were returned to the 2006 Equity Plan as a result of forfeitures.

Executive Employment Agreements

John J. Brennan.    On March 13, 2006, we signed an amended and restated employment agreement with John J. Brennan as Chief Executive Officer of the Company. The agreement provides for a three-year term beginning on March 13, 2006 and includes a notice and negotiation period at least 210 days before the end of the term. Under the agreement, Mr. Brennan’s base salary may be increased each year at the discretion of the board. He is eligible to participate in all of our benefit plans, including health and life insurance plans and short- and long-term disability plans, as well as participate in any insurance, bonus, stock, equity compensation or benefit plan or program which is offered to any other senior executives of the Company. Mr. Brennan receives certain additional benefits, including: luxury car lease payment, payment of whole life insurance premiums on a personal policy having a face value of $500,000, payment of premiums associated with individual disability policies, payment of additional compensation sufficient to pay life insurance premiums for policies having a face value of $10,000,000, and reimbursement for actual expenses incurred with regard to personal financial planning, including tax and estate and gift planning and return preparation, up to a maximum of $25,000 per calendar year, including all applicable taxes on such compensation. Under the agreement, Mr. Brennan received three equity grants which are described more fully in the Compensation Discussion and Analysis above. Mr. Brennan’s employment agreement also contains provisions relating to termination and change in control, which are discussed in “Potential Payments on Separation or Change in Control.”

Vincent A. Paccapaniccia, John D. Campbell, John L. Magee, Timothy F. Kowalski.    We signed employment agreements with each of Messrs. Paccapanniccia, Campbell, Magee and Kowalski that have one-year terms that renew automatically unless we or they terminate the agreement prior to the end of the term. Either party can terminate with our without cause upon notice. Each agreement provides for annual review of the executive’s base salary and for participation in the health and benefit plans made available to senior level employees. Each of these agreements contains non-tampering, non-disclosure, non-solicitation and confidentiality provisions. Although the employment agreements restrict the executive from interfering with the Company’s current, former or potential customers, none contain a provision restricting the executive’s ability to work for a competitor of the Company. These employment agreements also contain provisions relating to termination and change in control, which are discussed in “Potential Payments on Separation or Change in Control.”

Potential Payments on Separation or Change in Control

Our named executive officers are entitled to receive certain payments and other benefits in connection with certain separations from employment or following a change in control of the Company. Those payments or benefits are provided by the terms of our plans or by the terms of their employment agreements, as described more fully below.

Long-Term Incentive Plan.

If any participant dies, becomes disabled, or retires (as defined in the LTIP), or in the event of a change in control of the Company (with respect to Mr. Brennan as defined in his employment agreement, otherwise as defined in the LTIP), all unvested RSUs paid to the participant under the LTIP shall fully vest. In addition, if any participant dies, becomes disabled, or retires (as defined in the LTIP), or in the event of a change in control of the Company (with respect to Mr. Brennan as defined in his employment agreement, otherwise as defined in the LTIP) prior to the end of a performance period (as defined in the LTIP and typically three years), but after completion of at least one year of the period, the participant is entitled to receive an award for the entire performance period calculated as if the participant had remained employed by us through the last day of the performance period and had achieved the applicable performance criteria for each succeeding year of the performance period at the same level as was achieved for the most recently completed year within the performance period. Because no awards have been earned or paid to date under the 2006 and 2007 Plans, none of our named executive officers would have benefited from these provisions had they died, become disabled, or retired, or had a change in control occurred, as of December 31, 2007.

If we terminate a participant without cause during the fourth quarter of the last year of a performance period, the participant is entitled to receive an award for the entire performance period and the performance level deemed achieved for the final year is equal to the level achieved in the immediately preceding year. At December 31, 2007, we would not have been in the fourth quarter of the last year of either the 2006 or 2007 Plan, and thus none of our named executive officers would have benefited from this provision had they been terminated without cause as of December 31, 2007.

2006 Equity Compensation Plan.

The 2006 Equity Plan provides all participants certain rights and benefits upon disability, death, termination or change in control, including the vesting of outstanding equity grants in the event of a change in control (as defined in the 2006 Equity Plan).

Employment Agreements.

John J. Brennan.    If (i) Mr. Brennan’s employment agreement is not renewed and his employment terminates (other than by us for his willful misconduct, as defined in the employment agreement), (ii) Mr. Brennan’s employment is terminated by us for any reason other than willful misconduct (as defined in his employment agreement), (iii) Mr. Brennan is terminated because he cannot perform the essential functions of his position as Chief Executive Officer (as defined in his employment agreement) or (iv) Mr. Brennan terminates his employment for good reason (which includes a change in control, as defined in his employment agreement, and as a result of non-renewal of his employment agreement), then we are required to pay him the salary, bonuses and benefits provided in his agreement (but excluding the equity compensation grants set forth in his employment agreement) for a period of 36 months from the date of termination. In addition, in the event of a termination under any of the foregoing conditions, Mr. Brennan shall vest 100% in all equity awards under the LTIP and his employment agreement that have been earned and issued. Mr. Brennan’s bonus for purposes of the foregoing shall be equal to the combined average of the bonuses for the proceeding two years including amounts earned under the LTIP and shall be payable only if the board has determined with respect to the applicable periods that our financial performance justifies the payment of bonuses to our other employees under the applicable bonus plans.

In the event Mr. Brennan accepts a change in status from Chief Executive Officer (as defined in his employment agreement), he shall continue to vest in all equity awards under the LTIP and his employment agreement that have been earned and issued. Mr. Brennan can earn additional grants on a pro-rated basis for the year in which his change in status occurs if he has completed at least six months of service as Chief Executive Officer during such year. If, prior to his change in status, Mr. Brennan has completed one full year of service in the position of Chief Executive Officer during any LTIP performance period, then he shall be entitled to earn the remainder of the LTIP grant for that performance period as if he had remained employed by us for the entire performance period.

If Mr. Brennan terminates his employment for other than good reason, we shall pay Mr. Brennan the salary, bonuses and benefits (but excluding the equity compensation grants set forth in his employment agreement) under his employment agreement for a period of one year from the date of termination.

If Mr. Brennan dies, his estate shall be entitled to receive: (i) all monies owed in terms of salary, bonuses and otherwise, (ii) a lump sum payment equal to 12 months’ salary, (iii) a pro-rated payment of any bonuses earned for the period prior to Mr. Brennan’s death, and (iv) full vesting of all equity awards under the LTIP and his employment agreement that were earned and issued by not yet vested as of the date of death.

No payments or benefits are owed if Mr. Brennan’s employment is terminated due to willful misconduct.

The table below sets forth aggregate pre-tax amounts that Mr. Brennan could receive upon separation or change in control, if the respective triggering event occurred on December 31, 2007. The right to receive any of the following payments or benefits is conditioned on Mr. Brennan’s adherence to non-solicitation, non-tampering, confidentiality and non-competition clauses set forth in his employment agreement.

Name	Benefit	Termination w/o Cause or for Good Reason By Either the Company or Employee ($)	Termination by Employee for Other than Good Reason ($)	Death ($)	Disability ($)	Termination Upon Change in Control(4) ($)
John J. Brennan	Salary Continuation Bonus(1) Benefits(2) Vesting of Equity Awards(3) Total Benefits	2,085,750 566,973 406,836 1,917,145 4,976,704	695,250 188,991 135,612 — 1,019,853	695,250 — — 1,917,145 2,612,395	2,085,750 566,973 406,836 1,917,145 4,976,704	2,085,750 566,973 406,836 1,917,145 4,976,704

(1)	Mr. Brennan’s bonus payment is calculated using the average previous two years of earned bonuses multiplied by the applicable benefit period as described above, except for the bonus payment due upon death, in which case the bonus payment is the amount currently earned, also as described above.

(2)	Benefits for Mr. Brennan include monthly payments of: $1,211 related to the Company’s group health plans and is based on an actuarially determined amount; $2,083 for financial planning services; $2,519 for automobile lease; $5,488 for life insurance premiums.

(3)	As of December 31, 2007, per the terms of his employment agreement, Mr. Brennan would become fully vested in 160,428 RSUs. These awards were valued using the Company’s closing stock on December 31, 2007 of $11.95.

(4)	The Company does not provide any executive officer with a gross - up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G of the Internal Revenue Code.

Vincent A. Paccapaniccia, John D. Campbell, John L. Magee and Timothy F. Kowalski.    The Company may terminate each of Mr. Paccapaniccia’s, Mr. Campbell’s, Mr. Magee’s or Mr. Kowalski’s employment agreements at any time, with or without cause.

If either of Mr. Paccapaniccia’s, Mr. Campbell’s, Mr. Magee’s or Mr. Kowalski’s employment were to be terminated by the Company without cause (as defined in their respective employment agreements), then they would be provided with severance in the form of salary continuation (at their then-current level), on a monthly basis, for 18 months. In addition to his severance, Mr. Campbell would be entitled to receive his average quarterly incentive bonus (excluding any amounts attributable to an annual incentive bonus) for 18 months, such bonus being calculated based on the 12 month period preceding termination. Any severance payment derived from termination without cause would be contingent upon execution of a general release satisfactory to the Company.

If either of Mr. Campbell or Mr. Magee were terminated because he could not perform the essential functions of his job and was considered disabled (as defined in each employment agreement), then for 18 months each would be paid the difference between his base salary and any disability payments he may receive during such period under the Company’s short- and long-term disability plans.

If Mr. Magee resigns for good reason (as defined in his employment agreement), then he would be provided with severance in the form of salary continuation (at his then-current level), on a monthly basis, for 18 months following resignation.

No severance is owed if Mr. Paccapaniccia, Mr. Campbell, Mr. Magee or Mr. Kowalski resign (except with respect to Mr. Magee for good reason), die or are terminated for cause (as defined in their respective employment agreements).

If either Mr. Paccapaniccia, Mr. Campbell, Mr. Magee, or Mr. Kowalski is terminated for any reason other than for cause (as defined in their respective employment agreements) or for an inability to perform the essential functions of their job for reasons other than a disability, then the Company would maintain such individual in its group health plan on the same basis as if he had remained employed by the Company, for 18 months.

The table below sets forth aggregate pre-tax amounts that Mr. Paccapaniccia, Mr. Campbell, Mr. Magee or Mr. Kowalski could receive upon separation or change in control, if the respective triggering event occurred on December 31, 2007. The right to receive any of the following payments or benefits is conditioned on adherence to non-solicitation, non-tampering and confidentiality clauses set forth in their individual employment agreements. In addition, the Company may cease severance payments if Mr. Paccapaniccia, Mr. Campbell, Mr. Magee or Mr. Kowalski fails to use reasonable efforts to obtain replacement income which, if obtained, would offset the amount of their respective severance.

Name	Benefit	Termination w/o Cause or for Good Reason	Voluntary Termination for Good Reason	Disability(2)	Change in Control(3)
Vincent A. Paccapaniccia	Salary Continuation	$429,000	—	—
	Bonus	—
	Benefits(1)	$21,798
	Vesting of Equity				$93,569
	Awards

John L. Magee	Salary Continuation	$540,000	$540,000	$540,000
	Bonus	—
	Benefits(1)	$21,798
	Vesting of Equity				$94,775
	Awards

John D. Campbell	Salary Continuation	$386,250	—	$386,250
	Bonus	$57,914
	Benefits(1)	$21,798
	Vesting of Equity				$6,561
	Awards

Timothy F. Kowalski	Salary Continuation	$402,000	—	—
	Bonus
	Benefits(1)	$21,798
	Vesting of Equity				$3,991
	Awards

(1)	Benefits listed under the category “Termination w/o Cause or for Good Reason” are related to the Company’s group health plans and are based on an actuarially determined amount of $1,211 per person, per month. Benefits listed under the category “Disability” are related to the Company’s short-term and long-term disability plans.

(2)	The salary continuation benefits reflect the payments that each individual would receive under the Company’s short-term and long-term disability plans as well as the incremental payments necessary to achieve a full salary continuation benefit.

(3)	None of the above individuals have termination benefits or payments arising from a change in control, although any unvested equity awards would vest immediately under the provision in the Company’s 2006 Equity Plan. These amounts were calculated using a stock price of $11.95 and under the assumption that any vested stock options would be exercised immediately. Upon termination due to a change in control, Mr. Paccapaniccia would become fully vested in 7,830 RSUs; Mr. Magee would become fully vested in 7,931 RSUs, Mr. Campbell would become fully vested in 549 RSUs and Mr. Kowalski would become fully vested in 334 RSUs. The Company does not provide any executive officer with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G of the Internal Revenue Code.

Certain Relationships and Related Party Transactions

Voting Trust Agreement.    John J. Brennan, Donald P. Brennan and the Company entered into an Amended and Restated Voting Trust Agreement dated as of October 16, 2000, which was amended and restated as of April 1, 2004 (the “Voting Trust Agreement”). The Voting Trust Agreement terminates December 31, 2080. John J. Brennan and Donald P. Brennan are voting trustees of the voting trust created by the Voting Trust Agreement. The Voting Trust Agreement provides that all acts of John J. Brennan and Donald P. Brennan as voting trustees must be by unanimous consent. John J. Brennan has the right under the Voting Trust Agreement to designate an individual to act as his successor trustee upon his death or resignation; if no such successor is so designated, his wife, Jean M. Brennan, will act as successor trustee. If she acts as a trustee, Jean M. Brennan may designate any child of John J. Brennan to act as her successor trustee upon her death or resignation. Upon the death or resignation of Donald P. Brennan as a voting trustee, his daughter, Eileen Brennan Oakley, will become a voting trustee. If Eileen Brennan Oakley fails or ceases to act as a voting trustee, the next oldest child of Donald P. Brennan shall become a voting trustee. If Donald P. Brennan dies or resigns while John J. Brennan is acting as a voting trustee, the vote of John J. Brennan constitutes the unanimous vote of the trustees in the event of any disagreement between John J. Brennan and the successor voting trustee of Donald P. Brennan. The Voting Trust Agreement provides for the appointment of an independent trustee to act as co-trustee in the event that none of John J. Brennan, the wife of John J. Brennan and Donald P. Brennan is acting as voting trustees. The trustees are required to vote all shares held under the Voting Trust Agreement to elect Donald P. Brennan as a director of the Company if he is nominated for election as a director and to vote all such shares against the removal of Donald P. Brennan as a director of the Company, unless he is unable to perform his duties as a director due to mental or physical incapacity or unless he has engaged in willful misconduct or gross negligence. Pursuant to a supplemental agreement entered into as of October 16, 2000 between John J. Brennan and Donald P. Brennan, (the “Supplemental Agreement”), Donald P. Brennan consented to John J. Brennan’s withdrawal from the Voting Trust of shares of ICT Common Stock that he beneficially owned in excess of 2,250,000 shares, provided that the shares he removed remain subject to the Amended and Restated Shareholders Agreement dated as of October 16, 2000, as described below. John J. Brennan withdrew 1,846,500 shares of ICT Common Stock from the Voting Trust, leaving 2,250,000 shares he beneficially owns subject to the Voting Trust. Under the Supplemental Agreement, John J. Brennan and Donald P. Brennan agreed to use their best efforts to ensure that the other is nominated to stand for election as a director of the Company at the conclusion of each of their respective terms and John J. Brennan agreed to vote the shares he removed from the Voting Trust for Donald P. Brennan’s election as a director of the Company.

Shareholders’ Agreement.    The Company, John J. Brennan, Donald P. Brennan and certain family trusts that have been established by John J. Brennan and Donald P. Brennan (the “Trusts”) have entered into an Amended and Restated Shareholders Agreement dated as of October 16, 2000 that covers the shares of Common Stock that each beneficially owns, including those held in the Voting Trust (the “Shareholders’ Agreement”). The Shareholders’ Agreement prohibits the transfer of shares owned by John J. Brennan, Donald P. Brennan and the Trusts, without the consent of the other parties to the Shareholders’ Agreement, except (i) pursuant to a public offering, (ii) to certain family members and trusts who agree to be bound by the Shareholders’ Agreement, (iii) to another party, or the Company, pursuant to rights of first refusal or (iv) to a third party if rights of first refusal have not been exercised.

Voting Agreements.    All Company employees who receive equity grants from the Company have entered into a ten-year voting agreement (the “Voting Agreements”) with the Company and John J. Brennan pursuant to which these employees have agreed to vote all shares of Common Stock they received upon the exercise of options or the vesting of RSUs or other stock awards in the manner directed by Mr. Brennan. The Voting Agreements are binding on each of the employee’s successors in interest. Mr. Brennan is required to release shares covered by the Voting Agreements if the employee intends to sell shares in the public market and completes the sale within 90 days of the release. Shares sold in the public market are thereafter not subject to the Voting Agreements.

John J. Brennan, Chairman of the Board of Directors, Chief Executive Officer and President of the Company, and Donald P. Brennan, Vice Chairman of the Company, are brothers.

Related Party Transactions Policy.    In February 2007, the Board of Directors formally adopted a written policy with respect to related party transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under SEC regulations. The Audit Committee is responsible for reviewing, approving and ratifying any related party transaction. The Audit Committee intends to approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders. After review, the Audit Committee approved the Company’s continued employment of Patrick Magee, brother of John L. Magee, an executive officer. Patrick Magee has been employed with the Company since 1988 and currently serves as a Vice President in Operations for Medical Marketing. In 2007, Patrick Magee received $122,850 as total compensation for his employment during 2007.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s consolidated financial statements and the financial reporting process. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating primarily to the Company’s financial reporting process, its systems of internal accounting and financial controls and the independent audit of its consolidated financial statements. The Audit Committee is composed of three directors, each of whom is independent (as defined in Nasdaq’s Rule 4200(a)(15) and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934), has not participated in the preparation of the consolidated financial statements of the Company or any subsidiary of the Company, and is able to read and understand fundamental financial statements. In addition, the board has determined that Bernard Somers, Seth J. Lehr and Gordon J. Coburn qualify as “audit committee financial experts” as defined by the SEC in Item 407(d)(5) of Regulation S-K. The Audit Committee operates under a written charter which was amended by the Board of Directors in February 2007 and is available on the Company’s website.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from management and the Company and the independent registered public accounting firm provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as may be modified or supplemented. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as may be modified or supplemented.

The Audit Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for the Company’s audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed and discussed the Company’s consolidated financial statements with management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the board has approved) that the audited, consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

AUDIT COMMITTEE

Bernard Somers, Chairman

Seth J. Lehr

Gordon J. Coburn

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has appointed the firm of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008. KPMG LLP has audited the Company’s consolidated financial statements since May 2002. This appointment will be submitted to the shareholders for ratification at the Annual Meeting.

Although not required by law or by the Bylaws of the Company, the board has determined that it would be desirable to request ratification of this appointment by the shareholders. If ratification is not received, the Audit Committee will reconsider the appointment. A representative of KPMG LLP is expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the ratification of this selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

Fees Billed by Independent Registered Public Accounting Firm

Audit Fees.    The aggregate fees billed by KPMG LLP for professional services rendered to the Company in connection with the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2007 and the reviews conducted by KPMG LLP of the consolidated financial statements included in the Quarterly Reports on Form 10-Q that the Company was required to file totaled approximately $435,000 in fiscal 2007 and approximately $331,000 in fiscal 2006. In addition, the aggregate fees billed by KPMG LLP for Section 404 attest services totaled approximately $280,000 in fiscal 2007 and approximately $375,000 in fiscal 2006.

Audit-Related Fees.    The aggregate fees billed by KPMG LLP for audit-related services totaled approximately $210,000 in fiscal 2007 and approximately $199,000 in fiscal 2006. Audit-related services include statutory audits of certain Company subsidiaries. Audit-related fees in 2006 also included approximately $87,000 for work done in connection with the Company’s April 2006 public offering.

Tax Fees.    The aggregate fees billed by KPMG LLP for tax return preparation and other tax compliance, tax advice and tax planning totaled approximately $7,000 in fiscal 2007 and approximately $98,000 in fiscal 2006.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services to be Performed by the Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. The Company will not engage its independent registered public accounting firm to render audit or non-audit services unless (i) the service and the related fee are specifically approved in advance by the Audit Committee or (ii) the Audit Committee pre-approves specifically described types of services that are expected to be provided to the Company by its independent registered public accounting firm during the fiscal year. Any pre-approval of specified types of services is subject to a maximum dollar amount. All of the services rendered by the independent registered public accounting firm during 2007 were pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than ten percent (10%) of the Company’s Common Stock to file reports of ownership and changes in ownership of our Common Stock and any other equity securities of the Company with the SEC. As a practical matter, the Company assists its directors and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on its records, the Company believes that reports for its executive officers, directors and greater than ten percent (10%) shareholders were timely filed during 2007, except for one transaction involving a restricted stock unit grant to Mr. John Brennan which was not reported on Form 4 until after the date it was due.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the 2009 annual meeting, the Company must receive such proposals no later than December 30, 2008. Proposals should be directed to the attention of the Secretary of the Company.

Different deadlines apply to submission of shareholder proposals for the 2009 annual meeting that are not intended to be included in the Company’s proxy statement. The Company’s Bylaws provide that a shareholder may nominate one or more persons for election as directors at the 2009 annual meeting only if the shareholder has provided a written notice, in the form prescribed by the Bylaws, to the Secretary of the Company between February 27, 2009 and March 20, 2009 (not less than 70 days, nor more than 90 days, prior to the anniversary of the 2008 annual meeting). The Chairman of the 2009 annual meeting may refuse to acknowledge the nomination of any person not made in compliance with such procedures. For other shareholder proposals for the 2009 annual meeting, the deadline, under SEC rules, is March 13, 2009 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a shareholder gives notice of such a proposal after this deadline, the Company’s proxy agents will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2009 annual meeting.

OTHER MATTERS

Although the Company knows of no items of business which will be presented at the Annual Meeting other than those described herein, proxies in the accompanying form will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for last year’s annual meeting. The Company received no notice of any shareholder proposal by such anniversary date (i.e. March 3, 2008).

The Company, upon request, will furnish to record and beneficial holders of its Common Stock, free of charge, a copy of its Annual Report on Form 10-K (including consolidated financial statements and schedules but without exhibits) for Fiscal 2007. All requests should be directed to the Company, Attention: Vincent Paccapaniccia.

In addition, electronic copies of the Company’s Fiscal 2007 Annual Report, Form 10-K and proxy statement will be available on the Company’s website at www.ictgroup.com in the Investors section under Annual Reports and SEC Filings after the reports are mailed to shareholders in late April 2008.

By Order of the Board of Directors,

Jeffrey C. Moore

Secretary

April 28, 2008

ICT GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS – MAY 30, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN J. BRENNAN and JEFFREY C. MOORE, or either of them, acting alone in the absence of the other, the proxies of the undersigned, with full powers of substitution (the “Proxies”), to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of ICT Group, Inc, (the “Company”) to be held at the Company’s executive offices, 100 Brandywine Boulevard, Newtown, Pennsylvania 18940 on May 30, 2008, at 9:00 a.m. or any adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

ICT GROUP, INC.

May 30, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

            20230000000000000000   0                                                                                       051607

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTORS AND
“FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors (Class l)	NOMINEES:		2.	Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐
☐ FOR ALL NOMINEES	O Donald P. Brennan O Gordon J. Coburn
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES			3.	Other Business. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

☐ FOR ALL EXCEPT (See instructions below)			This Proxy, when properly executed, will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” the director nominees and “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.